As filed with the Securities and Exchange Commission on March 31, 2022

Registration Statement File No. 333-212609

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-212609)
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Billerud Americas Corporation
(Exact Name of Registrant as Specified in Its Charter)
______________________

Delaware	75-3217389
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8540 Gander Creek Drive Miamisburg, Ohio	45342
(Address of Principal Executive Offices)	(Zip Code)

Verso Corporation Performance Incentive Plan
(Full title of the plans)
______________________

Kevin Kuznicki
Senior Vice President, General Counsel & Corporate Secretary
Billerud Americas Corporation
8540 Gander Creek Drive
Miamisburg, Ohio 45342
(Name and address of agent for service)

(877) 855-7243
(Telephone number, including area code, of agent for service)
______________________

Copies to:
Jeffrey A. Brill
Denis Klimentchenko
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Telephone: (212) 735-3000
Facsimile: (917) 777-2587
______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Billerud Americas Corporation, a Delaware corporation (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following Registration Statement on Form S-8 File No. 333-212609, filed with the Securities Exchange Commission on July 21, 2016, registering 3,620,067 shares of Common Stock issuable under the Registrant’s Verso Corporation Performance Incentive Plan (the “Registration Statement”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under such Registration Statement as of the date hereof.

On March 31, 2022, pursuant to that certain Agreement and Plan of Merger, dated as of December 19, 2021, by and among BillerudKorsnäs Inc., a Delaware corporation (“Parent”), West Acquisition Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Registrant and, solely for purposes of certain sections thereof (as specified therein), BillerudKorsnäs AB, a Swedish limited company, pursuant to which, among other things, Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.  This Post-Effective Amendment is being filed as a result of the Merger.  The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.  This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miamisburg, State of Ohio, on March 31, 2022.

BILLERUD AMERICAS CORPORATION

By:	/s/ Kevin Kuznicki
Name: Kevin Kuznicki
Title: Senior Vice President, General Counsel & Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.